UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2006

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ICO, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	0-10068 (Commission File Number)	76-0566682 (I.R.S. Employer Identification No.)

1811 Bering, Suite 200
Houston, Texas 77057
(Address of principal executive offices and zip code)

(713) 351-4100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.
On October 10, 2006, ICO, Inc. (the “Company”) issued a press release announcing that the Company’s Board of Directors authorized the repurchase of up to 1,160,000 out of 1,290,000 outstanding depositary certificates (“Depositary Certificates”) representing shares of the Company’s $6.75 Convertible Exchangeable Preferred Stock (“Preferred Stock”). The Depositary Certificates (each representing ¼ of a share of Preferred Stock) will be repurchased from time to time in open market transactions or privately negotiated transactions as, in the opinion of management, market conditions warrant. The Company anticipates that repurchases may begin as soon as November 9, 2006. The Company plans to conduct the repurchase program as the Depositary Certificates become available. The Company plans to use cash currently on hand for repurchases and may seek additional capital to fund repurchases. The Company anticipates that Preferred Stock that is repurchased will be retired.

The Company also announced an amendment to the Statement of Designations for the Preferred Stock, to allow the repurchases to begin once the amendment is effective, and to terminate the right of the holders of the Preferred Stock to elect two directors as a class, to be effective only at such time as fewer than 320,000 of the Depositary Certificates remain outstanding. The Company filed a preliminary information statement with the Securities and Exchange Commission today describing the amendment, and anticipates commencing repurchases in about 30 days, which is anticipated to be about 20 days after the filing of a definitive information statement with the Securities and Exchange Commission.

ITEM 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1 Press Release dated October 10, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICO, INC.

Date: October 11, 2006	By:	/s/ Jon C. Biro
	Name:	Jon C. Biro
	Title:	Chief Financial Officer and
Treasurer

EXHIBIT INDEX

Exhibit No.   Description

99.1    Press Release dated October 10, 2006